Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact:	John Sharkey 631-231-0333

TSR RECEIVES OFFER TO ACQUIRE OUTSTANDING SHARES OF TSR COMMON STOCK

TSR, Inc. (Nasdaq:TSRI) (“TSR” or the “Company”) announced today that Zeff Capital L.P. (“Zeff Capital”), a Delaware limited partnership that owns approximately 7.2% of TSR’s common stock, filed an amended Schedule 13D with the Securities and Exchange Commission on May 18, 2017. This filing reported that on May 17, 2017, Zeff Capital delivered a letter to the Company indicating, among other things, Zeff Capital’s interest, expressed on behalf of its affiliated investment funds, in acquiring all of the outstanding shares of common stock not already owned by Zeff Capital or its affiliates for $6.15 per share, in cash. In addition, Zeff Capital’s letter states that the proposed purchase price represents a premium of approximately 27% over the closing price of TSR common stock on May 17, 2017. The filing states that the proposal is conditioned upon, among other things, completion of satisfactory due diligence, completion of a financing plan, negotiation of mutually acceptable definitive agreements and the satisfaction (or waiver) of the then conditions expected to be set forth in such agreements.

The Company has provided a copy of Zeff Capital’s letter to the members of its Board of Directors for review.